Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 6 to Registration Statement No. 333-187470 on Form S-11 of Cole Office & Industrial REIT (CCIT II), Inc. of our report dated October 13, 2015 related to the Statement of Revenues and Certain Operating Expenses of OFC Burlington MA (Phase 2), LLC for the year ended December 31, 2014 (which report expresses an unqualified opinion and includes an emphasis of matter paragraph referring to the purpose of the Statement), appearing in current report on Form 8-K of Cole Office & Industrial REIT (CCIT II), Inc. dated October 13, 2015, and to the reference to us under the heading “Experts” in the prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
April 14, 2016